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                          [O'MELVENY & MYERS LLP LETTERHEAD]





                                   January 29, 1997



Golf Trust of America, Inc.
190 King Street
Charleston, South Carolina 29401


                             GOLF TRUST OF AMERICA, INC.
                                   QUALIFICATION AS
                             REAL ESTATE INVESTMENT TRUST


Ladies and Gentlemen:

    We have acted as counsel to Golf Trust of America, Inc., a Maryland Corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on November 12, 1996 (No. 333-15965), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 3,294,750 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), the Company's contribution of the net proceeds of the Offering to its wholly-owned subsidiaries, GTA GP, Inc. and GTA LP, Inc., and the contribution of such net proceeds by those wholly-owned subsidiaries to Golf Trust of America, L.P. (the "Operating Partnership") in exchange for general and limited partnership interests in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

         The Operating Partnership has contracted to acquire ten golf courses and associated personal property (the "Golf Courses"). Each Golf Course will then be leased by the Operating Partnership to a lessee (each, a "Lessee", and collectively, the "Lessees") on the terms described in the Registration Statement.

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Golf Trust of America, Inc.
January 29, 1997
Page 2

         In giving the opinions set forth herein, we have examined the following:

         1. the Company's Articles of Incorporation and Articles of Amendment and Restatement and By-laws;

         2. The Articles of Incorporation and By-Laws of GTA GP, Inc. and GTA LP, Inc.;

         3. the prospectus contained as part of the Registration Statement (the "Prospectus");

         4. the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, among GTA GP, Inc., as general partner, and several limited partners (the "Operating Partnership Agreement");

         5.   the leases between the Operating Partnership and the lessees;
and

         6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

         In connection with the opinions rendered below, we have assumed, with your consent, that:

         1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

         2. during its short taxable year ending December 31, 1997 and subsequent taxable years, the Company will operate in such a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

         3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

         4. each partner (each, a "Partner") of the Operating Partnership that is a corporation or other entity has a valid legal existence;

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Golf Trust of America, Inc.
January 29, 1997
Page 3


         5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

         6. no action will be taken by the Company, the Operating Partnership or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate and we have no reason to believe such reliance is not reasonable. For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus. Consequently, we have relied on the Company's representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

         Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

         (a) the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") for its taxable year ending December 31, 1997, and in the future;

         (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock; and

         (c)the Operating Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation or as a publicly traded partnership.


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Golf Trust of America, Inc.
January 29, 1997
Page 4

          We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1997 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to O'Melveny & Myers under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and their respective counsel, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                  Very truly yours,

                                  O'MELVENY &  MYERS LLP


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